NU LOGO NORTHEAST UTILITIES SYSTEM	P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

Exhibit 99.1

News Release

CONTACT:

Al Lara

PHONE:

(860) 665-5527

NU increases dividend for fifth consecutive year

BERLIN, Connecticut, May 10, 2005 – This morning at the 39th Annual Meeting of shareholders held at the Manchester, N.H., headquarters of its subsidiary Public Service Company of New Hampshire, Charles W. Shivery, Chairman, President and Chief Executive Officer of Northeast Utilities (NYSE: NU), announced that for the fifth consecutive year the Board of Trustees voted to approve an increase in the quarterly dividend.

The Board approved an annualized increase of five cents per share, effective September 30, 2005.  This will bring NU’s annualized common dividend to $0.70 cents per share, and reflects the company's continued commitment to increase shareholder value.  NU will pay a common dividend of $0.175 per share on September 30, 2005, to shareholders of record as of September 1, 2005.  In April, NU declared a dividend of $.1625 per share that will be paid June 30, 2005 to shareholders of record as of June 1, 2005.

Shivery also highlighted NU’s recent operational achievements:

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Construction is under way on Connecticut Light & Power’s 21-mile, 345-kV transmission upgrade from Bethel to Norwalk, Connecticut, which is expected to be completed by the end of 2006.  In addition, state siting approval has been secured for a second, 69-mile, 345-kV transmission upgrade from Middletown to Norwalk, Connecticut, in a joint project with United Illuminating Company.  The line, to be completed in 2009, will expand the transmission system to ensure reliability and will include the engineering achievement of placing 24 miles of high-voltage transmission line underground.

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CL&P continues the largest improvement of its distribution lines in two decades, investing

$900 million from 2004 to 2007 to upgrade and expand the system that delivers electricity to customers in 149 cities and towns.

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Public Service Company of New Hampshire’s innovative Northern Wood Power Project – one of the largest renewable energy projects in the U.S. – is under way, replacing a coal-fired boiler at Schiller Station in Portsmouth with one that burns wood chips and other clean wood products, a move that will benefit both the environment and New Hampshire’s forest industry.  It is scheduled to be operating by the summer of 2006.

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Yankee Gas’ liquefied natural gas storage and production facility in Waterbury, Connecticut, is under construction.  Once completed, Yankee will have the flexibility to buy natural gas during periods of low demand, store it as a liquid, and use it to meet customer needs during peak demand periods.  In addition to growing NU’s asset base, this plant will benefit customers and provide the city of Waterbury with additional tax revenue.  Construction of the facility began earlier this year, is currently on time and on budget, and is expected to be ready for the 2007-08 heating season.

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Select Energy, NU’s competitive energy marketing subsidiary, continues to grow as a major retail supplier in the U.S. Northeast, with 20 percent market share in New England and approximately 10 percent market share in New York and the mid-Atlantic areas.

Shivery said that as a result of the decision to exit certain of its competitive businesses, 2005 will be a year of transition for NU, but one that is necessary for the company to achieve its strategic goals.  “We are optimistic about the future,” Shivery told shareholders.  “We provide a uniquely important product and have one of the most compelling regulated investment strategies in the industry.  As we move forward, we expect to be a stronger company with a lower risk profile and improved financial performance.”

NU operates New England's largest utility system, serving nearly 1.9 million electric customers in Connecticut, New Hampshire, and Massachusetts and more than 194,000 natural gas customers in Connecticut.  It is also one of the leading energy marketing firms in New England.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts.  Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors.  Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

Northeast Utilities (NYSE: NU) is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast.  Through our regulated and competitive subsidiaries, NU provides Energy for a Changing World, with a full range of energy products and services to millions of residential and business customers.  NU is committed to safety, reliability and expanding consumers' energy options.  For more information on Northeast Utilities and our subsidiaries, visit the NU family of Web sites at www.nu.com.

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